                                                                Exhibit (a)(6)

                           CASELLA WASTE SYSTEMS, INC.

                    FORM OF PROMISE TO GRANT STOCK OPTION(S)

              Pursuant to the Offer to Exchange Dated July 2, 2001



To Optionholders of Casella Waste Systems, Inc.:

Attn:    [Name of Optionholder]


         In exchange for your surrender of certain outstanding stock options, Casella Waste Systems, Inc. promises to grant to you a new stock option or options, as applicable, exercisable for shares of Casella's Class A common stock. Under the terms of the offer to exchange outstanding stock options, dated July 2, 2001, you will receive a new option to purchase one share of common stock for every two shares of common stock issuable upon the exercise of a surrendered option. Each new option will vest according to the same vesting schedule as the surrendered option it replaces, subject to your continued employment with Casella. We expect to issue the new options on February 4, 2002. The exercise price of each new option will be the closing price of our Class A common stock as quoted by the Nasdaq National Market on the date of grant of the new options. Each new option will be subject to the standard terms and conditions under our Amended and Restated 1997 Stock Incentive Plan and applicable form of stock option agreement.

         This promise to grant stock options to you does not constitute a guarantee of employment with us for any period. Your employment with us remains "at-will" and can be terminated by either you or us at any time, with or without cause or notice. If you voluntarily terminate your employment with us or if we terminate your employment for any reason before the grant of the new options, you will lose all rights you have to receive any new options and your surrendered options will not be returned to you.

         This promise is subject to the terms and conditions of the document entitled "Exchange of Outstanding Stock Options Held by Employees of Casella Waste Systems, Inc." dated July 2, 2001, and the election form previously completed and submitted by you, both of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Casella with respect to this transaction.



                                             CASELLA WASTE SYSTEMS, INC.


                                             John W. Casella
                                             Chairman and CEO



 Date: _______________, 2001